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                                                                  EXHIBIT 10.3

A21,  INC.
ONE  EMBARCADERO  CENTRE
SUITE  500
SAN  FRANCISCO,  CA  94111



Personal  and  Confidential
---------------------------

September  14,  2002

Mr.  Albert  H.  Pleus
2535  Makiki  Heights  Drive
Honolulu,  HI  96822

Re:  Consulting  Agreement  for  a21,  Inc.("a21")
     ---------------------------------------------

Dear  Albert:

     This letter clarifies and confirms the terms of your new consulting agreement with a21, Inc. ("a21" or "Company"). As is set forth below, your consulting agreement will be contingent upon execution of this Letter Agreement or a mutually agreeable form of consulting agreement and all appropriate Stock Grant and Option Agreements. If these agreements are not completed within 30 days of their presentment, either you or a21 may terminate the relationship. This Letter Agreement is subject to approval by the Board of Directors.

START  DATE
-----------

     Unless  we  mutually  agree  otherwise,  the  effective date of this Letter
Agreement  will  be  October  1,  2002  (the  "Start  Date").

CONSULTING  FEES
----------------

     Initial consulting fees due to you or your assigns will be FIFTEEN THOUSAND DOLLARS ($15,000), payable at the end of each month and prorated for partial months. We have agreed that your monthly consulting fees will increase when the Company has raised cumulatively $2,000,000 in capital or completed two (2) acquisitions in an amount to be negotiated with the Board of Directors. Your fees will compensate you for all hours worked. As an independent contractor, you will be responsible for all deductions as appropriate pursuant to federal, state and local law. At any time, at your discretion, you may change your status to that of an employee, and the Company will then be responsible for all deductions pursuant to federal, state and local law. If at any point in time the Company is unable to pay your compensation in cash, you agree to accept

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ALBERT H PLEUS
SEPTEMBER 14, 2002
PAGE 2

common shares of the Company at a rate of 150% of the cash compensation due or restricted common shares at a rate of 200% of the cash compensation due based on the five (5) day closing average prior to the due date. Additionally, all unvested stock and options in this agreement except for Performance Options as defined below will vest immediately if the Company misses paying your cash compensation for four months within a 12 month time period or will vest twelve months earlier than scheduled if the Company misses paying your cash compensation for more than two months.

CASH  AND  EQUITY  BONUS
------------------------

     You will receive regular performance and compensation reviews and will be eligible for a performance bonus program to be negotiated with the Board of Directors to be awarded on the anniversary of the Start Date and semi-annually thereafter and will be consistent with that provided to other similarly situated consultants or executives. In addition, you will receive a bonus fee in shares of a21 common stock for each acquisition completed by the Company and for each million dollars of capital raised by the Company in an amount to be negotiated with the Board of Directors. You will receive 300,000 shares if the Company is merged or acquired at a valuation in excess of $2.50 per share during your consulting engagement or initiated by the Company during your consulting engagement and subsequently completed after your consulting engagement. The bonus shares shall be issued concurrently with the completion of such transactions as long as it is not in violation any securities or other regulations in which case other equivalent compensation as mutually agreed shall be delivered to you.

BENEFITS
--------

     The Company will reimburse you for your health insurance costs. You will be entitled during the term of this Letter Agreement to vacation, medical and other benefits or reimbursement for same as the Company may offer from time to time to consultants and employees, subject to applicable eligibility requirements. The Company reserves the right to make any modifications in the benefits packages that it deems appropriate at its discretion. You will be provided benefits including vacation equal to those provided to other similarly situated consultants or executives.

EXPENSES
--------

     You will be provided reimbursement for business expenses, subject to verification by documentation sufficient pursuant to the Internal Revenue Code and Company policy. Any extraordinary expenses in excess of $1,000.00 must be submitted to the Company for approval in advance.

     We  will  also  provide  a  monthly  allowance  for  your  cell  phone.

     In addition, the Company hereby recognizes that you have incurred direct out of pocket expenses in excess of $50,000 for activities for the benefit of the Company which are itemized and currently recorded by the accountants for the Company. The Company hereby confirms its obligation to you for those expenses. The Company also recognizes and confirms that you have $17,500 remaining amount due to you from prior accrued fees which you will use to exercise Old Options as defined below.

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ALBERT H PLEUS
SEPTEMBER 14, 2002
PAGE 3

STOCK  OPTIONS  AND  EQUITY  COMPENSATION
-----------------------------------------

     Subject to Board of Directors' approval, and the execution of all required documentation, you will be provided with an option to purchase up to 300,000 common shares of a21 ("Performance Options") which will expire on 5/1/07, and will vest subject to the following milestones being achieved prior to 12/31/03:

1.     150,000  when  a21  completes  its  first  acquisition.

2. 150,000 above plus an additional 50,000 when a21 achieves an annual revenue run rate of $5mm based on the prior three months average revenue.

3. 200,000 above plus an additional 100,000 when a21 achieves an annual revenue run rate of $7.5mm based on the prior three months average revenue.

4. If the Company completes the first acquisition on or before January 31, 2003, or the second acquisition on or before April 30, 2003, all 300,000 will vest immediately.

The options will have an exercise price equal to the lower of $1.50 per share or the 20-day average closing price prior to achievement of the above milestones.

     If the Company completes two million dollars in capital transactions, on or before December 31, 2002, or five million dollars in capital transactions on or before June 30, 2003, all unvested stock and options will vest immediately.

     Additional options may be provided by the Board of Directors from time to time based on performance criteria and subject to Board approval and the requirement of the Plan. The option you held to purchase 116,667 common shares at $.15 is fully vested, and the Company agrees to your exercising it in exchange for forgiving $17,500 in back fees due to you ("Old Options").

     We anticipate that you will desire to consult tax counsel of your own choosing prior to finalization of the terms set forth above. As these grants may also affect the Company's profitability and tax obligations in a significant manner, we may be required to work with you to adjust the numbers of options set forth above during this initial start-up period.

TITLE
-----

     You will serve as a consultant to a21 as well as hold the title of Chairman of the Board of a21 (or equivalent title) until replaced. You will report to the Board of Directors.

TERM
----

     The term will be for a period of three years. You may terminate the Agreement upon providing 90 days notice (day 1 is the "Notice Date"), You will be entitled to all vested shares and options for shares deemed earned as of the Notice Date.

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ALBERT H PLEUS
SEPTEMBER 14, 2002
PAGE 4

     The Company may terminate the Agreement without cause upon providing 180 days written notice to you (day 180 is the "Termination Date"). You will be entitled to all vested shares and options for shares deemed earned as of the Termination Date, plus shares and options on shares to be vested in the next period are deemed earned on a prorated basis as of the Termination Date. All cash compensation accrued through the Termination Date will be paid in immediately available funds within 30 days after the Termination Date. In addition, the Company shall continue to pay you your annual base compensation as of the Termination Date for the term of any non-competition agreement which you enter into with the Company (the "Severance Payments") provided, however, that regardless of the duration of any non-competition agreement between you and the Company, the Company shall continue to pay you your annual base compensation through the Company Termination Date consistent with the normal practices of the Company (the "Minimum Severance Payments").

     The Company may terminate this Agreement with Cause and with no further liability as of the Termination Date. You will be entitled to all vested shares and options for shares deemed earned as of the Termination Date. All cash compensation accrued through the Termination Date will be paid in immediately available funds within 30 days after the Termination Date. For purposes of this Agreement, "Cause" shall mean (i) the willful and continued failure of Executive to perform his duties hereunder to the satisfaction of the Board (other than any such failure resulting from incapacity due to physical or mental illness); (ii) a material breach by the Executive of this Agreement; (iii) the willful engaging by Executive in gross misconduct which could reasonably be expected to result in injury to the financial condition or reputation of the Company; or (iv) the willful engaging by Executive in illegal conduct which could reasonably be expected to result in injury to the financial condition of the Company; provided, however, that the circumstances described in each subsection (i)-(iii)
                   ----
above shall not constitute Cause until written notice of such circumstances is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have violated such subsection, and you do not remedy such violation within thirty (30) days of receiving such notice.

     If the Company fails to execute a consulting agreement through no fault of yours, and as a result you do not work for the Company, then you will be fairly compensated for any business generated through your efforts and contacts that benefit the Company. In addition, you will be paid for compensation earned to date, plus your shares and options that would have been vested to date.

ADDITIONAL  PROVISIONS
----------------------

     As a condition of your consulting agreement, we will expect you to execute a form of agreement which contains confidentiality, non-competition and invention assignment provisions.

     Your consulting agreement is also contingent upon providing proof of your identity and authorization to work in the United States as required by federal law. You will be expected to provide such documentation on the first day of your consulting engagement.
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ALBERT H PLEUS
SEPTEMBER 14, 2002
PAGE 5


     If you wish to accept a consulting position with the Company, please indicate by signing both copies of this letter and returning both copies to a21.

                                          Very  truly  yours,


                                          Haim  Ariav
                                          President
I  have  read  and  agree  to  the
terms  set  forth  above:


____________________________________     _______________________
Albert  H.  Pleus                        Date


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